CUSIP No. 268443 10 8                                              Page 1 of 23

                                                --------------------------------

                                                         OMB APPROVAL

                                                --------------------------------
                                                 OMB Number: 3235-0145
                                                 Expires: October 31, 1997
                                                 Estimated average burden hours
                                                 per response . . . 14.90
                                                --------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT No. 5 to
                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

--------------------------------------------------------------------------------

                                EFTC CORPORATION
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   268443 10 8
                                   -----------
                                 (CUSIP Number)

                               Jeffrey W. Goettman
                           Thayer-BLUM Funding, L.L.C.
                         1455 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20004
                                 (202) 371-0150

                                 with a copy to:

        Eric A. Stern, Esq.                             Murray A. Indick, Esq.
          Latham & Watkins                           Thayer-BLUM Funding, L.L.C.
      555 Eleventh Street, N.W.                          909 Montgomery Street
           Suite 1000                                        Suite 400
     Washington, D.C. 20004                            San Francisco, CA 94133
          (202) 637-2200                                   (415) 434-1111

--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                February 28, 2002
                                -----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

 CUSIP No. 268443 10 8                                      Page 2 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              THAYER-BLUM FUNDING, L.L.C.

      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 52-2265389
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)

------------------------------------------------------------------------------

 CUSIP No. 268443 10 8                                      Page 3 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              THAYER-BLUM FUNDING III, L.L.C.

      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 52-2265389
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                      Page 4 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              THAYER-EQUITY INVESTORS IV, L.P.

      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 52-21228525
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*                 PN

------------------------------------------------------------------------------

 CUSIP No. 268443 10 8                                      Page 5 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON                 TC EQUITY PARTNERS IV, L.L.C.

      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 52-2121904
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                       Page 6 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              TC MANUFACTURING HOLDINGS, L.L.C

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)
 14

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                      Page 7 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON                      TC CO-INVESTORS IV, LLC

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     52-2139964
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)
 14

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                      Page 8 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON             TC MANAGEMENT PARTNERS IV, L.L.C.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     52-2121901
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)
 14

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                      Page 9 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON          TC KCO, L.L.C.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)
 14

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                      Page 10 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON                     FREDERIC V. MALEK

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                USA
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*      IN
 14

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                      Page 11 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON            CARL J. RICKERTSEN

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]   (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                 USA
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*       IN


------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                       Page 12 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              JEFFREY W. GOETTMAN

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                USA
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              IN
 14

------------------------------------------------------------------------------

 CUSIP No. 268443 10 8                                      Page 13 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON                      DANIEL M. DICKINSON

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                USA
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*              IN

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                       Page 14 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              BLUM STRATEGIC PARTNERS, L.P

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   94-3303833
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              PN
 14

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                       Page 15 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              BLUM STRATEGIC GP, L.L.C

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   94-3303831
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X] (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              OO  (LIMITED LIABILITY COMPANY)
 14

------------------------------------------------------------------------------

 CUSIP No. 268443 10 8                                      Page 16 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON                    BLUM (K*TEC) CO-INVESTMENT
                                                  PARTNERS, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]   (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                DELAWARE
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    ----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              PN
 14

------------------------------------------------------------------------------

 CUSIP No. 268443 10 8                                      Page 17 of 23

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON              RICHARD C. BLUM

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]   (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS                N/A
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)         [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION                USA
------------------------------------------------------------------------------

                     7    SOLE VOTING POWER
 NUMBER OF SHARES
                    ----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER

   OWNED BY EACH          0
                   -----------------------------------------------------------
 REPORTING PERSON    9    SOLE DISPOSITIVE POWER
       WITH
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*

------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*              IN
 14

------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                              Page 18 of 23

          Item 1 of the Amended Schedule 13D is hereby amended and supplemented by adding the following after the last paragraph:

          The number of shares reported in this Amendment No. 5 reflects a decrease of shares under those reported in Amendment No. 4 to 0. The decrease reflects the mergers as described in Item 4(a) below. The total amount of Common Stock after conversion is zero.

          Item 2 of the Amended Schedule 13D is hereby amended and supplemented by adding the following after the last paragraph:

          Thayer-BLUM Funding III, L.L.C., a Delaware limited liability company ("TBF III") is a "Reporting Person" for the purposes of this Amendment to
Schedule 13D. TBF III is in the business of holding shares of Suntron Corporation for investment purposes following the merger described in Item 4(a) below. TC KCo, L.L.C. is a member of TBF III and is a "Thayer Entity" for the purposes of this Amendment to Schedule 13D. Blum (K*TEC) Co-Investment Partners, L.P. is a member of TBF III and is a "Blum Entity" for the purposes of this Amendment to Schedule 13D. RCBA GP, L.L.C. and RCBA Strategic Partners, L.P. changed their names to Blum Strategic GP, L.L.C. and Blum Strategic Partners, L.P., respectively. Except as provided in this paragraph, the information required for TBF III under (a) through (f) of this Item 2 is the identical to that of the Purchaser.

          Item 3 of the Amended Schedule 13D is hereby amended and supplemented by adding the following after the last paragraph:

          On February 28, 2002, 37,851,343 shares of common stock, par value $.01 per share, of the Company held by TBF III were exchanged for 9,462,835 shares of common stock of Suntron Corporation ("Suntron") pursuant to the Merger Agreement described below in Item 4.

          Item 4 of the Amended Schedule 13D is hereby amended and supplemented by adding the following after the last paragraph:

          On February 27, 2002, Purchaser merged and into TBF III with TBF III as the surviving entity pursuant to an Agreement and Plan of Merger, dated February 27, 2002 between Purchaser and TBF III.

          On February 28, 2002, Suntron acquired the Company and Thayer-BLUM Funding II, L.L.C. ("TBF II"), a wholly-owned subsidiary of TBF III, pursuant to the Merger Agreement, the terms of which are more fully described in Amendment No. 4 to this Schedule 13D. Under the Merger Agreement, TBF II and the Company merged with a separate, wholly owned subsidiaries of Suntron, with TBF II and the Company continuing as the surviving corporations and wholly owned subsidiaries of Suntron (the "Mergers"). As a result of the Mergers, each share of the Company's common stock was converted into 0.25 shares of the Suntron's common stock and all outstanding units of TBF II were converted into 9,462,835 shares of the Suntron's common stock. As a result of the Mergers, the Reporting Persons no longer own any shares of the Company's Common Stock.

CUSIP No. 268443 10 8                                              Page 19 of 23

          Item 5(a) of the Amended Schedule 13D is hereby amended and supplemented to read in its entirety:

          (a) The Reporting Persons listed in Item 2 above may be deemed to be members in a group. However, the Reporting Persons would be deemed to have beneficial ownership of zero shares of Common Stock.

          Item 7 of the Amended Schedule 13D is hereby amended and supplemented by adding the following:

          Exhibit 99.1: Agreement and Plan of Merger, dated as of February 27, 2002, between the Purchaser and TBF III
          Exhibit 99.2: Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2001, between the Company, Suntron (formerly known as Express EMS Corporation), K*TEC Electronics Holding Corporation and TBF II (filed as Exhibit 2.1 to Suntron's Registration Statement on Form S-4 filed on November 8, 2001, File No. 333-72992, and incorporated by reference herein)

CUSIP No. 268443 10 8                                              Page 20 of 23
                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 6, 2002


                                          THAYER-BLUM FUNDING, L.L.C.


                                          By:    /s/ Jeffrey W. Goettman
                                                 -----------------------------
                                          Name:  Jeffrey W. Goettman
                                          Title: Authorized Person


                                          THAYER-BLUM FUNDING III, L.L.C.


                                          By:    /s/ Jeffrey W. Goettman
                                                 -----------------------------
                                          Name:  Jeffrey W. Goettman
                                          Title: Authorized Person


                                          THAYER EQUITY INVESTORS IV, L.P.

                                          By:    TC Equity Partners IV, L.L.C.,
                                                 its General Partner


                                          By:    /s/ Barry E. Johnson
                                                 -----------------------------
                                                 Barry E. Johnson,
                                                 Attorney-in-Fact


                                          TC EQUITY PARTNERS IV, L.L.C.


                                          By:    /s/ Barry E. Johnson
                                                 -----------------------------
                                                 Barry E. Johnson,
                                                 Attorney-in-Fact

CUSIP No. 268443 10 8                                              Page 21 of 23

                                         TC MANUFACTURING HOLDINGS, L.L.C.

                                         By: TC Co-Investors IV, LLC,
                                             its Managing Member

                                         By: TC Management IV, L.L.C.,
                                             its Managing Member


                                         By: /s/ Barry E. Johnson
                                             -------------------------------
                                             Barry E. Johnson,
                                             Attorney-in-Fact


                                         TC CO-INVESTORS IV, LLC

                                         By: TC Management Partners IV, L.L.C.,
                                             its Managing Member


                                         By: /s/ Barry E. Johnson
                                             -------------------------------
                                             Barry E. Johnson,
                                             Attorney-in-Fact


                                         TC MANAGEMENT PARTNERS IV, L.L.C.


                                         By: /s/ Barry E. Johnson
                                             -------------------------------
                                             Barry E. Johnson,
                                             Attorney-in-Fact


                                         TC KCO, L.L.C.


                                         By: /s/ Barry E. Johnson
                                             -------------------------------
                                             Barry E. Johnson,
                                             Attorney-in-Fact

CUSIP No. 268443 10 8                                              Page 22 of 23


                                                 FREDERIC V. MALEK


                                                 By: /s/ Barry E. Johnson
                                                     ---------------------------
                                                     Barry E. Johnson,
                                                     Attorney in Fact


                                                 CARL J. RICKERTSEN


                                                 By: /s/ Barry E. Johnson
                                                     ---------------------------
                                                     Barry E. Johnson,
                                                     Attorney in Fact


                                                 JEFFREY W. GOETTMAN


                                                 By: /s/ Barry E. Johnson
                                                     ---------------------------
                                                     Barry E. Johnson,
                                                     Attorney in Fact


                                                 DANIEL M. DICKINSON

                                                 By: /s/ Barry E. Johnson
                                                     ---------------------------
                                                     Barry E. Johnson,
                                                     Attorney in Fact

CUSIP No. 268443 10 8                                              Page 23 of 23

                                                 BLUM STRATEGIC PARTNERS, L.P.

                                                 By: BLUM STRATEGIC GP, L.L.C.,
                                                     its General Partner

                                                 By: /s/ Murray A. Indick
                                                     ---------------------------
                                                     Murray A. Indick, Member


                                                 BLUM (K*TEC) CO-INVESTMENT
                                                 PARTNERS, L.P.

                                                 By: BLUM STRATEGIC GP, L.L.C.,
                                                     its General Partner

                                                 By: /s/ Murray A. Indick
                                                     ---------------------------
                                                     Murray A. Indick,
                                                     Member


                                                 BLUM STRATEGIC GP, L.L.C.


                                                 By: /s/ Murray A. Indick
                                                     ---------------------------
                                                     Murray A. Indick,
                                                     Member


                                                 RICHARD C. BLUM


                                                 By: /s/ Murray A. Indick
                                                     ---------------------------
                                                     Murray A. Indick,
                                                     Attorney-in-Fact